AMENDMENT TO
                         FULFILLMENT SERVICING AGREEMENT

This Amendment to the Fulfillment Servicing Agreement ("the Agreement") is entered into this date by and between ICON Funds ("Fund Company"), a Massachusetts business trust, Meridian Investment Management Corporation ("Fund Affiliate"), a Colorado corporation (collectively, "Fund Parties"), and Firstar Mutual Fund Services, LLC ("Firstar"), collectively "the Parties." Fund Affiliate is added as a party to the Agreement by this Amendment.

On November 10, 1998, Fund Company and Firstar entered into the Agreement.

WHEREAS, the parties wish to add Fund Affiliate as a party to the Fulfillment Servicing Agreement; and

WHEREAS, the parties wish to amend Schedule A as set forth in the attachment hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. Fund Affiliate is hereby added as a party to the Fulfillment Servicing Agreement, effective this date.

2.    The "Compensation" provision is hereby amended as follows:

      In accordance with Schedule B, Fund Parties agree to compensate Firstar for the Services performed under this agreement. The parties to this Agreement understand and agree that Fund Affiliate, and not Fund Company, shall be responsible for payment to Firstar of fees not paid pursuant to Rule 12b-1. Schedule A, as may be amended from time to time, sets forth portfolios that are covered and not covered by Rule 12b-1 plans.

3. Schedule A to the Fulfillment Servicing Agreement shall be deleted in its entirety, and the Schedule A attached hereto shall be inserted in lieu thereof.

4. Except as specifically set forth herein, all other provisions of the Fulfillment Servicing Agreement shall remain in full force and effect.


On behalf of ICON Funds:            On behalf of
                                    Meridian Investment Management Corporation:

By: /s/ Erik L. Jonson              By:  /s/ Erik L. Jonson
Title: Vice President & CFO         Title:  Secretary/Treasurer
Date: February 7, 2001              Date: February 7, 2001


For Firstar Mutual Fund Services, LLC:


By: James R. Tiegs
Title: Assistant Vice President
Date: February 13, 2001

                               AMENDED SCHEDULE A
                         FULFILLMENT SERVICING AGREEMENT

I.    Portfolios that are no-load and have no 12b-1 fees:

      U.S. Equity Funds
      ICON Materials Fund (formerly ICON Basic Materials Fund)
      ICON Consumer Discretionary Fund (formerly ICON Consumer Cyclicals Fund) ICON Energy Fund
      ICON Financial Fund (formerly ICON Financial Services Fund)
      ICON Healthcare Fund
      ICON Leisure and Consumer Staples Fund (formerly ICON Leisure Fund)
      ICON Information Technology Fund (formerly ICON Technology Fund)
      ICON Telecommunication & Utilities Fund
      ICON Industrials Fund(formerly ICON Transportation Fund)

      Foreign Equity Funds
      ICON Asia Region Fund
      ICON South Pacific Region Fund
      ICON North Europe Region Fund
      ICON South Europe Region Fund
      ICON Western Hemisphere Fund

      Fixed Income Funds
      ICON Short-Term Fixed Income Fund

II.   Portfolios that contain distribution and/or 12b-1 plans:

      ICON Fund.


February 7, 2001